Consulting Service Agreement

EXECUTION VERSION

Consulting Services Agreement

This Consulting Services Agreement (this “Agreement”) is entered into by and between Guangzhou Kanghui Agricultural Technology Co., Ltd. (“Kanghui”) and Guangzhou Tanke Industry Co., Ltd. (“Tanke”) as of January 3, 2011 in Guangzhou, the People’s Republic of China (the “PRC” or “China”). Kanghui and Tanke are each referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

a)	Kanghui, a company incorporated in the PRC as a wholly foreign-owned enterprise, has the expertise in consultancy of agricultural technology and animal husbandry technology.

b)
Tanke is a company incorporated in the PRC, and is engaged in the business of development and research regarding technology of premixed additive feed and feed additive; distribution and retail; import and export of goods and technology (the “Business”).

c)	The Parties desire that Kanghui shall provide consulting and other relevant services relating to the Business to Tanke.

NOW THEREFORE, to set forth the terms and conditions under which Kanghui shall provide consulting and other related services to Tanke, the Parties agree as follows:

1.	DEFINITIONS

1.1	In this Agreement the terms shall have the following meanings:

“Affiliate”, with respect to any Person (as defined below), shall mean any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Consulting Services Fee” shall be as defined in Clause 3.1;

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the amount of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien (as defined below) on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all contingent obligations (including, without limitation, all guarantees to third parties) of such Person;

Consulting Service Agreement

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under recording or notice statute, and any lease having substantially the same effect as any of the foregoing);

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, entity or other organization or any government body;

“RMB” shall mean Renminbi, the legal currency of the PRC; and

“Services” means the services to be provided under the Agreement by Kanghui to Tanke, as more specifically described in Clause 2 and Appendix 1 here attached.

1.2	The heading in this Agreement shall not affect the interpretation of this Agreement.

2.	RETENTION AND SCOPE OF SERVICES

2.1
Tanke hereby agrees to retain the Services of Kanghui, and Kanghui accepts such retention, to provide Tanke with the Services in relation to the current and proposed operations of Tanke’s Business in the PRC pursuant to the terms and conditions of this Agreement. The Services subject to this Agreement shall include without limitation:

(a)	General business operation. Provide general advice and assistance relating to the management and operation of the Business of Tanke.

(b)	Human resources

(i) Provide general advice and assistance in relation to the staffing of Tanke, including assistance in the recruitment, employment and secondment of management personnel, administrative personnel and staff of Tanke;

(ii) Provide training of management, staff and administrative personnel; and

(iii) Assist Tanke in establishing an efficient payroll management system.

Consulting Service Agreement

(c)	Business development. Provide advice and assistance in business growth and development of Tanke.

(d)	Others. Such other advice and assistance as may be agreed upon by the Parties.

2.2
Exclusive services provider. During the term of this Agreement, Kanghui shall be the exclusive provider of the Services. Tanke shall not seek or accept similar services from other providers unless the prior written approval is obtained from Kanghui.

2.3
Intellectual property rights related to the Services. Kanghui shall own all intellectual property rights developed or discovered through research and development, in the course of providing Services, or derived from the provision of the Services. Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer such intellectual property rights. If Tanke requires the use of Kanghui’s intellectual property rights, Kanghui agrees to grant such intellectual property rights to Tanke on terms and conditions to be set forth in a separate agreement.

2.4
Pledge. Tanke shall permit and cause the shareholders of Tanke to pledge their equity interests in Tanke to Kanghui for securing the Consulting Services Fee (as defined below) as required pursuant to this Agreement.

3.	PAYMENT

3.1	General

(a)
In consideration of the Services provided by Kanghui hereunder, Tanke shall pay to Kanghui a consulting services fee (the “Consulting Services Fee”) during the term of this Agreement, payable in RMB each quarter, equivalent to all of its net income for such quarter based on the quarterly financial statements provided under Clause 5.1 below. Such quarterly payment shall be made within fifteen (15) days after receipt by Kanghui of the financial statements referenced above.

(b)
Tanke will permit, from time to time during regular business hours as reasonably requested by Kanghui, its agents or representatives (including independent public accountants, which may be Tanke’s independent public accountants), (i) to conduct periodic audits of the financial books and records of Tanke, (ii) to examine and make copies and abstracts from all books, records and documents (including without limitation, computer tapes and disks) in the possession or under the control of Tanke, (iii) to visit the offices and properties of Tanke for the purpose of examining such materials described in Item (ii) above, and (iv) to discuss matters relating to the performance by Tanke hereunder with any of the officers or employee of Tanke having knowledge of such matters. Kanghui may exercise the audit rights described herein at any time, provided that Kanghui provides a ten (10)-day written notice to Tanke specifying the scope, purpose and duration of such audit. All such audits shall be conducted in such a manner as not to interfere with Tanke’s normal operations.

Consulting Service Agreement

3.2
Tanke shall not be entitled to set off any amount it may claim that is owed to it by Kanghui against any Consulting Services Fee payable by Tanke to Kanghui unless Tanke obtains Kanghui’s prior written consent.

3.3	The Consulting Services Fee shall be paid in RMB by telegraphic transfer to Kanghui’s bank account, or to such other account or accounts as may be specified in writing from time to time by Kanghui.

3.4
Should Tanke fail to pay all or any part of the Consulting Services Fee to Kanghui in RMB under this Clause 3 within the time limits stipulated, Tanke shall pay to Kanghui interest in RMB for the amount overdue based on the three (3)-month lending rate for RMB loans published by the People’s Bank of China on the relevant due date.

3.5
All payments to be made by Tanke hereunder shall be made free and clear and without any consideration of tax deduction, unless Tanke is required to make such payment subject to the deduction or withholding of tax.

3.6
In addition to the Consulting Services Fee mentioned above, Tanke agrees to reimburse Kanghui for all necessary expenses related to the performance of this Agreement, including but not limited to, travel expenses, expert fees, printing fees and mail costs.

3.7	Tanke also agrees to reimburse Kanghui for taxes (not including income tax), customs and other expenditures related to Kanghui’s performance of this Agreement.

4.	FURTHER TERMS OF COOPERATION

All business revenue of Tanke shall be directed in full by Tanke into the bank account(s) approved by Kanghui.

5.	UNDERTAKINGS OF TANKE

Tanke hereby agrees that, during the term of this Agreement:

5.1	Information covenants. Tanke shall provide Kanghui with the following:

Consulting Service Agreement

5.1.1
Preliminary monthly reports. Within five (5) days after the end of each calendar month the preliminary income statements and balance sheets of Tanke made up to as of the end of such calendar month, in each case prepared in accordance with the generally accepted accounting principles of the PRC.

5.1.2
Final monthly reports. Within ten (10) days after the end of each calendar month, a final report from Tanke on the financial and business operations of Tanke as of the end of such calendar month, setting forth the comparison of financial and operation figures for the corresponding period in the preceding financial year, in each case prepared in accordance with generally accepted accounting principles of the PRC.

5.1.3
Quarterly reports. As soon as available and in any event within forty-five (45) days after each Quarterly Period (as defined below), unaudited consolidated and consolidating statements of income, retained earnings and changes in financial positions of Tanke and its subsidiaries for such Quarterly Period, and for the period from the beginning of the relevant fiscal year to such Quarterly Period, setting forth in each case the actual versus budgeted comparisons and a comparison of the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of Tanke’s Chief Financial Officer, and such certificate shall state that the said financial statement fairly represent the consolidated and consolidating financial conditions and results of operations, as the case may be, of Tanke and its subsidiaries, in accordance with the general accepted accounting principles of the PRC for such period (subject to normal year-end audit adjustments and the preparation of notes for the audited financial statements). For the purpose of this Agreement, a “Quarterly Period” shall mean the last day of March, June, September and December of each year, the first of which shall be the first Quarterly Period following the date of this Agreement; provided that if any such Quarterly Period is not a business day in the PRC, then such Quarterly Period shall be the next succeeding business day in the PRC.

5.1.4
Annual audited accounts. Within three (3) months after the end of each financial year, Tanke’s annual audited accounts (setting forth in each case the comparison of the corresponding figures for the preceding financial year), shall be prepared in accordance with the generally accepted accounting principles of the PRC.

5.1.5
Budgets. At least ninety (90) days prior to the beginning of each fiscal year of Tanke, Tanke shall prepare a budget in a form satisfactory to Kanghui (including budgeted statements of income and sources and uses of cash and balance sheets) for each of the four quarters of the succeeding fiscal year accompanied by the statement of Tanke’s Chief Financial Officer, to the effect that, to the best of his/her knowledge, the budget is a reasonable estimate for the corresponding period.

Consulting Service Agreement

5.1.6
Notice of litigation. Tanke shall notify Kanghui, within one (1) business day of obtaining the knowledge thereof, of (i) any litigation or governmental proceeding pending against Tanke which may have a material adverse effect on the business, operations, properties, assets, conditions or prospects of Tanke and (ii) any other event which is likely to have a material adverse effect on the business, operations, properties, assets, conditions or prospects of Tanke.

5.1.7	Other information. From time to time, such other information or documents as Kanghui may reasonably request.

5.2
Books, records and inspections. Tanke shall keep accurate books and records of its business activities and transactions in accordance with generally accepted accounting principles of the PRC and all over legal requirements. During an appropriate time and within a reasonable scope requested by Kanghui, Tanke will permit Kanghui’s officers and designated representatives to visit the premises of Tanke and to inspect, under the guidance of Tanke’s officers, Tanke’s books and records, and to discuss the affairs, finances and accounts of Tanke.

5.3	Corporate franchises. Tanke will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and maintain its material rights and licenses.

5.4
Compliance with laws. Tanke shall abide by all applicable laws, regulations and orders of all relevant governmental administration, including but not limited to United States Foreign Corrupt Practices Act, in respect to its business and the ownership of its property, including without limitation, maintenance of valid and proper governmental approvals and licenses necessary to provide the services, unless such noncompliance will not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, conditions or prospects of Tanke.

6.	NEGATIVE COVENANTS

Tanke covenants and agrees that, during the term of this Agreement, without the prior written consent of Kanghui:

6.1	Equity. Tanke will not issue, purchase or redeem any equity or debt, or equity or debt securities of Tanke.

6.2
Liens. Tanke will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or asset (real or personal, tangible or intangible) of Tanke whether existing or hereafter acquired, provided that the provisions of this Clause 6.2 shall not prevent the creation, incurrence, assumption or existence of:

Consulting Service Agreement

6.2.1	Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and

6.2.2
Liens in respect to Tanke’s property or assets imposed by law, which were incurred in the ordinary course of business, and (i) which do not in the aggregate. Materially detract from the value of Tanke’s business or (ii) which are being contested in good faith by appropriate proceedings and proceedings which have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien.

6.3
Consolidation, merger, sale of assets and etc. Tanke will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that (i) Tanke may sell inventory in the ordinary course of business and (ii) Tanke may sell equipment which is uneconomic or obsolete, in the ordinary course of business.

6.4
Dividends. Tanke will not declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Tanke with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

6.5
Leases. Tanke will not permit the aggregate payments (including without limitation, any property taxes paid as additional rent or lease payments) by Tanke under agreement to rent or lease any real or personal property to exceed the amount agreed by Kanghui in any fiscal year of Tanke.

6.6
Indebtedness. Tanke will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit incurred by Tanke in the ordinary course of business, which are to be repaid in full not more than one (1) year after the date on which such indebtedness is originally incurred to finance the purchase of goods by Tanke.

Consulting Service Agreement

6.7
Advances, investment and loans. Tanke will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that Tanke may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

6.8
Transactions with Affiliates or Related Parties (as defined below). Tanke will not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate or Related Party of Tanke, other than on terms and conditions substantially as favorable to Tanke as would be obtainable by Tanke at the time in a comparable arms-length transaction with a Person other than an Affiliate or Related Parties and with the prior written consent of Kanghui. The term “Related Parties” shall mean the shareholders of Tanke and (a) each individual who is, or who has at any time been, an officer, director or executive employee of Tanke or any Affiliate; (b) each member of the family of the shareholders of Tanke and each of the individuals referred to in Item “(a)” above; and (c) any entity in which any one of the individuals referred to in Items “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

6.9
Capital expenditures. Tanke will not make any expenditure for fixed or capital assets (including without limitation, expenditures for maintenance and repairs which are capitalized in accordance with generally accepted accounting principles in the PRC and capitalized lease obligations) during any quarter of a fiscal year which exceeds the aggregate the amount contained in the budget as set forth in Clause 5.1.5.

6.10
Modifications to debt arrangement, agreements or articles of association. Tanke will not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any existing Indebtedness, or (ii) amend or modify, or permit the amendment or modification of, any provision of any existing Indebtedness or if any agreement (including without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing, or (iii) amend, modify or change its articles of association or business license, or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock.

6.11
Line of business. Tanke will not engage (directly or indirectly) in any business other than those types of business prescribed within the business scope of Tanke’s business license except with the prior written consent of Kanghui.

Consulting Service Agreement

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of Kanghui

Kanghui hereby represents and warrants as follows:

7.1.1
It has the power to enter into and perform this Agreement in accordance with its constitutional documents and business scope, and has taken all necessary action to obtain all consents and approvals necessary to execute and perform this Agreement. Each transaction document has been (or upon delivery will have been) duly executed by Kanghui and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Kanghui enforceable against Kanghui in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency,  fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.1.2	The execution and performance of this Agreement by Kanghui does not and will not result in any violation of enforceable or effective laws or contractual limitations.

7.1.3	Upon execution, this Agreement shall constitute the legal, valid and binding obligation of Kanghui and may be enforceable in accordance therewith.

7.2	Representations and Warranties of Tanke

Tanke hereby represents and warrants as follows:

7.2.1	Tanke is a company duly registered and validly existing under the laws of the PRC, and is authorized to enter into this Agreement.

7.2.2
Tanke has the power to execute and perform this Agreement in accordance with its constitutional documents and business scope, and has taken all necessary action to obtain all consents and approvals necessary to execute and perform this Agreement. Each transaction document has been (or upon delivery will have been) duly executed by Tanke and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Tanke enforceable against Tanke in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency,  fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

8.	TERM AND TERMINATION

8.1	This Agreement shall take effect on the date of its execution and shall remain in full force and effect unless terminated pursuant to Clause 8.2.

8.2	This Agreement may be terminated:

Consulting Service Agreement

8.2.1
By Kanghui giving a written notice to Tanke if Tanke has committed a material beach of this Agreement (including but not limited to , the failure by Tanke to pay any of the Consulting Services Fee) and such breach, if capable of remedy, has not been so remedied within fourteen (14) days, in the case of breach of a non-financial obligation, following the receipt of such written notice;

8.2.2
By either Party giving a written notice to the other Party if the other Party becomes bankrupt or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debt as they become due;

8.2.3	By either Party giving a written notice to the other Party if, for any reason the operations of Kanghui are terminated;

8.2.4	By either Party giving a written notice to the other Party if circumstances arise which materially and adversely affect the performance or the objectives of this Agreement; or

8.2.5	By Kanghui giving a written notice to Tanke at Kanghui’s sole discretion, with or without reasons.

8.3
Any Party electing to terminate this Agreement pursuant to Clause 8.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such termination right. For avoidance of any doubt, either Party’s right to claim against the other Party for compensation for breach of this Agreement by such other Party shall not be affected. The expiration or termination of this Agreement shall not affect the continuing liability of Tanke to pay any Consulting Services Fee already accrued or due and payable to Kanghui. Upon expiration or termination of this Agreement, all amounts then due and unpaid to Kanghui by Tanke hereunder, as well as all other amounts accrued but not yet payable to Kanghui by Tanke, shall hereby become due and payable by Tanke to Kanghui.

9.	KANGHUI’S REMEDY UPON TANKE’S BREACH

In addition to the remedies provided elsewhere under this Agreement, Kanghui shall be entitled to remedies permitted under PRC laws, including without limitation, compensation for any direct and indirect losses arising from the breach and legal fees incurred to recover losses from such breach.

Consulting Service Agreement

10.	CONFIDENTIALITY

10.1
Tanke agrees to use reasonable best efforts to protect and maintain the confidentiality of Kanghui’s confidential information received in connection with this Agreement. Tanke shall not disclose, grant or transfer such confidential information to any third party. Upon termination of this Agreement, Tanke shall, upon Kanghui’s request, return to Kanghui or destroy any documents, materials or software containing any such confidential information, and shall completely delete any such confidential information from any memory devices, and shall not use or permit any third party to use such confidential information.

10.2
Kanghui agrees to use reasonable best efforts to protect and maintain the confidentiality of Tanke’s confidential information received in connection with this Agreement. Kanghui shall not disclose, grant or transfer such confidential information to any third party. Upon termination of this Agreement, Kanghui shall, upon Tanke’s request, return to Tanke or destroy any documents, materials or software containing any such confidential information, and shall completely delete any such confidential information from any memory devices, and shall not use or permit any third party to use such confidential information.

10.3
Pursuant to this Agreement, the term “confidential information” shall mean any technical information or business operation information which is unknown to the public, can bring about economic benefits, has practical utility and about which a Party has adopted secret-keeping measures.

10.4	Both Parties agree that this provision shall survive notwithstanding the alteration, revocation or termination of this Agreement.

11.	AGENCY

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, partner, legal representative, attorney or employee of the other Party for any purpose whatsoever. Neither Party shall have the power or authority to bind the other Party except as specifically set out in this Agreement.

12.	INDEMNITIES

Tanke shall indemnify Kanghui against any loss, damage, liability or expenses suffered or incurred by Kanghui as a result of or arising out of any litigation, claim or compensation request relating to the technical consulting services provided by Kanghui to Tanke under this Agreement.

13.	GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing law. This Agreement shall be governed by, and construed in accordance with the laws of the PRC.

Consulting Service Agreement

13.2
Arbitration. Any dispute arising from, out of or in connection with this Agreement shall be settled through amicable negotiations between the Parties and/or arbitration in accordance with this Clause 10.2. Such negotiations shall begin immediately after one Party has delivered to the other Party a written request for such negotiation. If, within ninety (90) days following the date of such notice, the dispute cannot be settled through negotiations, the dispute shall, upon the request of either Party with notice to the other Party, be submitted to arbitration by China International Economic and Trade Arbitration Commission (the “CIETAC”), Shanghai Branch. The Parties shall jointly appoint a qualified interpreter for the arbitration proceeding if necessary and shall be responsible for sharing in equal portions the expenses incurred by such appointment. The arbitration proceeding shall take place in Shanghai, China. The outcome of the arbitration shall be final and binding and enforceable upon the Parties.

13.3
Number and appointment of arbitrators. There shall be three (3) arbitrators. Kanghui and Tanke shall each appoint one (1) arbitrator and both arbitrators shall be appointed within thirty (30) days after giving or receiving the demand for arbitration. The chairman of the CIETAC shall appoint the third arbitrator. If a Party does not appoint an arbitrator within thirty (30) days after giving or receiving the demand for arbitration, the relevant appointment shall be made by the chairman of the CIETAC.

13.4	Arbitration rules. Unless otherwise provided by the arbitration rules of CIETAC. The arbitration tribunal shall apply the arbitration rules of the CIETAC.

13.5
Cooperation and disclosure. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Parties.

13.6
Jurisdiction. Award rendered by the arbitration may be entered into by any court having jurisdiction, or application may be made to such court for a judicial recognition of the judgment or any order of enforcement thereof.

13.7
Continuing obligations. During the period when the relevant dispute is being resolved, the Parties shall continue their implementation of the rest part of this Agreement other than the relevant dispute being resolved .

14.	ASSIGNMENT

No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party. Any such assignment or transfer shall be void. Kanghui, however, may assign its rights and obligations hereunder to any of its Affiliate without Tanke’s consent.

Consulting Service Agreement

15.	NOTICE

Notice or other communications required to be given by any Party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party set forth below. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the third (3rd) day after the date; and (c) a notice sent by facsimile transmission is deemed duly served upon the time shown on the transmission confirmation of relevant documents.

To Kanghui

Address:	No 281, Building 2, Changxing Road, Tianhe District, Guangzhou
Attn:	Chun Rui Wu
Fax:	+86-20-38859482
Tel:	+86-20-38859499

To Tanke

Address:	Room 2801, East Tower of Hui Hao Building, No. 519 Machang Road, Pearl River New City, Guangzhou, PR China 510627
Attn:	Guixiong Qiu
Fax:	+86-20-38859077
Tel:	+86-20-38859025

16.	MISCELLANEOUS

16.1
The failure or delay in exercising a right or remedy under this Agreement shall not constitute as a waiver of the right or remedy, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy.

16.2
Should any clause or any part of any clause contained in this Agreement be declared invalid, illegal or unenforceable for any reason whatsoever, all other clauses or parts of clauses contained in this Agreement shall remain in full force and effect.

16.3	This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

16.4	No amendment or variation of this Agreement shall be valid unless it is in writing and executed by the Parties or their respective authorized representatives.

16.5	This Agreement shall be executed in two (2) originals in English, which shall be equally valid. Each Party retains one (1) original

Consulting Service Agreement

[No Text Below]

Consulting Service Agreement

[Signature Page]

IN WITNESS THEREOF this Agreement is duly executed by each Party on the date first set forth above.

Guangzhou Kanghui Agricultural Technology Co., Ltd.

/s/ Chun Rui Wu
Name: Chun Rui Wu
Title:

Guangzhou Tanke Industry Co., Ltd.

/s/ Guixiang Qiu
Name: Guixiang Qiu
Title: CEO and President

Signature page to Consulting Service Agreement